Exhibit 11
                   COMPAQ COMPUTER CORPORATION
           STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                       Quarter ended
                                                         March 31,
In millions, except per share amounts                1994        1993
- - ---------------------------------------------------------------------

Primary earnings per share:

Shares used in computing earnings per share:
 Weighted average number of shares outstanding        85.1       80.4
 Incremental shares attributed
  to outstanding options                               3.7        2.7
                                                     -----      -----
                                                      88.8       83.1
                                                     =====      =====
Earnings:
 Net income                                          $ 213      $ 102
                                                     =====      =====

Earnings per common and common equivalent share      $2.40      $1.23
                                                     =====      =====

Earnings per share - assuming full dilution:-

Shares used in computing earnings per share:
 Weighted average number of shares outstanding        85.1       80.4
 Incremental shares attributed to
  outstanding options                                  3.9        2.7
                                                     -----      -----
                                                      89.0       83.1
                                                     =====      =====
Earnings:
 Net income                                          $ 213      $ 102
                                                     =====      =====

Earnings per common and common equivalent share      $2.39      $1.23
                                                     =====      =====